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                                                                      Exhibit 10
                            RGS ENERGY GROUP, INC.

                           EXECUTIVE INCENTIVE PLAN

                       Restatement as of January 1, 1999
                       ---------------------------------


                             I.  Synopsis of Plan
                                 ----------------

     This Plan seeks to promote and balance the interests of ratepayers, shareholders and employees by linking compensation to specific corporate and organizational/individual objectives in such a way that an employee's total compensation will increase when goals are reached or exceeded and will decrease when goals are not met. The Plan is an annual cash incentive plan that pays benefits in any year when the Company achieves or exceeds annual business plan objectives. Benefits will be paid to each eligible employee based on the achievement of a combination of corporate and organizational/individual objectives. Corporate performance is measured on target objectives for the year that relate to shareholder, customer and employee satisfaction. The weightings for each of the corporate objectives may vary from year to year. Organizational/individual objectives for the year will be specific to each eligible employee. Weightings of the combined corporate and organizational/individual objectives are based on an employee's position in the Company.

                                 II.  Purpose
                                      -------

     The purpose of this Plan is to provide an incentive to key employees to meet and exceed certain specified goals as part of the RGS cash compensation program. This restatement of January 1, 1999, amends and continues the Plan originally adopted as of January 1, 1992, and last restated as of January 1, 1995.

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                               III.  Definitions
                                     -----------
     (a) "Board" means the Board of Directors of the Company or the Committee on Management of the Board.

     (b)  "Company" means RGS Energy Group, Inc. or it successor.

     (c) "Corporate Objective" means the business plan objectives adopted by the Board each year in areas that the Board, in it sole discretion, may determine such as, but not limited to, customer, shareholder and employee satisfaction.

     (d) "Employee" means an individual employed by a Participating Company in a position other than as an independent contractor.

     (e) "Financial Objective" means the Cash Flow Return on Net Assets objective established by the Company each year.

     (f)  "Participant" means an Employee who participates in this Plan.

     (g) "Participating Company" means the Company and any affiliate of the Company whose employees are, with the consent of the Board, eligible to participate in this Plan.

     (h)  "RONA" means the Company's cash flow return on net assets.

     (i) "Target Award" means the amount or percentage payable when 100% of all objectives have been achieved on average.

                               IV.  Eligibility
                                    -----------

     Eligibility for participation in the Plan shall include any Employee holding a position of CEO, Senior Executive, Vice President or Senior Manager plus any Manager who is selected at the discretion of the Senior Management group.

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                           V.  Corporate Objectives
                               --------------------

     Each year the Board will review the Corporate Objectives recommended for the upcoming Plan year, including one or more factors that will be used to measure each of the Corporate Objectives. The weighting of each of the Corporate Objectives each year shall be established in the Board's sole discretion.

                   VI.  Organizational/Individual Objectives
                        ------------------------------------

     The Board shall determine the individual components, if any, for the Chairman of the Board, and the Chairman shall review and approve all other organizational/individual awards.

                                 VII.  Awards
                                       ------

     A Participant's award depends on whether the Plan's annual objectives have met the Target Award or are above or below such Target Award and on the weighting of Corporate Objectives and organizational/individual objectives, all according to the following table:

                                             Incentive Award*                      Incentive Weighting
                                             ----------------                      -------------------
 Tiers          Position        Threshold        Target         Superior          Corp.         Org./Ind.
 -----          --------        ---------        ------         --------          -----         ---------
  I                CEO             15%             30%             60%              80%             20%
  II          Sr. Executives       12%             25%             45%              60%             40%
 III               VP              10%             20%             40%              50%             50%
  IV           Sr. Managers         8%             15%             35%              40%             60%
  V              Managers           6%             12%             25%              30%             70%


* Participant's Incentive Awards are calculated based upon the above table and are applied to the participant's annualized salary at the end of the Plan year.

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     An Employee who is not a Plan Participant for a full calendar year shall receive a pro rata portion of a full year's award based on the rate that his/her full months of service as a Participant bears to 12 if the change in participation is a result of his/her being a new hire, his/her retirement, death or promotion. If a Participant voluntarily or involuntarily terminates employment or is demoted during a year, the Board may, in its sole discretion, direct payment of any amount from zero to a pro rata award based on his/her months of service as a Participant prior to termination or demotion.


                           VIII.  Payment of Awards
                                  -----------------

     A Participant's award, if any, for a calendar year will be paid in cash during the first quarter of the following year unless deferred and paid under the Company's Deferred Compensation Plan of 1993. Participants may elect to defer up to 100% of any award to be paid. Elections to defer compensation must be made before the compensation is earned.

                           IX.  Participant's Rights
                                --------------------

     This Plan constitutes a contractual obligation on the part of a Participating Company, and a Participant acquires the right of an unsecured general creditor of a Participating Company. No trust or fund of any kind is created by reason of this Plan. Participation in this Plan shall not be construed as giving any Participant the right to be retained in a Participating Company's employ or the right to receive any benefits not specifically provided by the Plan.

     The rights of a Participant to any payment under this Plan shall not be assigned, transferred, pledged, encumbered or be subject in any manner to alienation or anticipation.

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                              X.  Administration
                                  --------------

     This Plan shall be administered by the Committee on Management of the Board which shall possess the authority (i) to determine eligibility to participate in the Plan and eligibility to receive benefits, (ii) to delegate its authority,
(iii) to adopt rules and regulations for carrying out the Plan and (iv) to interpret, construe and implement the provisions of the Plan and any decision or interpretation of any provision of the Plan by such Committee or its delegate shall be final and conclusive.

                        XI.  Amendment and Termination
                             -------------------------

     The Plan may, at any time and from time to time, be amended, modified or terminated by the Board. The Board may eliminate or award payments in any year due to special circumstances and, in its sole discretion, change the time for payment of any Plan benefit.

                           XII.  General Provisions
                                 ------------------

     (a)  All expenses of administering the Plan shall be borne by the Company.

     (b) To the extent required by law, the Company shall withhold taxes from any payments made under the Plan.

     (c) Except to the extent superseded by federal law, the laws of the State of New York shall be controlling in all matters relating to the Plan.

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     IN WITNESS WHEREOF, RGS Energy Group, Inc. has caused its duly authorized executive to sign this Plan this 27th day of September 1999, effective as of January 1, 1999.

                              RGS ENERGY GROUP, INC.


                              By  /s/ Thomas S Richards
                                  ----------------------------------


                              Title President
                                    --------------------------------

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